Exhibit 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-3 being filed by Milestone Scientific, Inc. of our report dated April 6, 2002, except for Notes B, H, I and K which are as of April 15, 2002, on our audit of the consolidated financial statements of Milestone Scientific, Inc. and Subsidiaries as of December 31, 2001 and for the year then ended appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001, which was previously filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading "Experts" in the Prospectus of this Registration Statement.


                                                J.H. Cohn LLP

Roseland, New Jersey
October 3, 2002